TERMS SUPPLEMENT NO. 28 dated September 28, 2007
To Prospectus Supplement and Prospectus dated February 5, 2007 and
Product Supplement No. 1 dated April 12, 2007
relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-140456
EKSPORTFINANS ASA
$[         ●         ] 25.0% Six Month Reverse Convertible Notes
Linked to a Basket of AMZN/AAPL/GOOG/RIMM
due May 1, 2008
Offering Information

Issuer:	Eksportfinans ASA
Issuer rating:	Aaa (Moody’s)/AA+ (Standard & Poor’s)/AAA (Fitch)
Specified Currency:	U.S. dollars
Aggregate face amount:	$[ ● ]
CUSIP No.:	28264QLQ5
ISIN:	US28264QLQ54
Agent:	Natixis Securities North America Inc. 9 West 57th St. New York, New York 10019
Agent acting in the capacity as:	Principal
      Investing in the notes involves a number of risks. See “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement.

	Price to Public		Fees and Commissions		Proceeds to Us

Per note:	$	[ ● ]	$	[ ● ]*	$	[ ● ]
Total:	$	[ ● ]	$	[ ● ]*	$	[ ● ]

*	See “Supplemental plan of distribution” below.
     You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this terms supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
      The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Natixis Securities North America Inc.
      Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 866-369-6147.

Adjustment Events
Additional terms specific to the notes
Hypothetical examples of amounts payable at maturity
The Reference Shares
Supplemental information regarding taxation in the United States
Supplemental plan of distribution

Key Terms of the Notes

Reference Shares:	Common stock of each of the issuers (each a Reference Issuer) listed in the table below. At the date of this terms supplement, the Relevant Exchange for each of the Reference Shares is set forth below.

		Relevant	Ticker
Reference Issuer	ISIN	Exchange	Symbol

Amazon.com, Inc.	US0231351067	NASDAQ	AMZN
Apple Inc.	US0378331005	NASDAQ	AAPL
Google Inc.	US38259P5089	NASDAQ	GOOG
Research In Motion Limited	CA7609751028	NASDAQ	RIMM

Interest Rate:	25.00% per annum, payable monthly in arrears in 6 equal 2.0833% payments on each of: November 30, 2007; December 31, 2007; February 1, 2008; February 29, 2008; April 1, 2008 and May 1, 2008 (each an Interest Payment Date).

Redemption Amount:	The Redemption Amount payable on the Maturity Date in respect of each $1,000.00 face amount will be:

• if the official closing price quoted by the Relevant Exchange of at least one of the Reference Shares has not been below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

• if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level for each of the Reference Shares, as determined by the calculation agent in its sole discretion, or (b) the number of the worst performing Reference Shares equal to the Share Redemption Amount of those Reference Shares, if the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares. The worst performing Reference Share could be a Reference Share that has not breached its own Knock-In Level.

The performance of the Reference Shares will be determined by the calculation agent in accordance with the formula: (Final Reference Level - Initial Reference Level)/Initial Reference Level.

Initial Reference Level:	The Initial Reference Level for each of the Reference Shares is as follows:

Amazon.com, Inc.	[ ● ]
Apple Inc.	[ ● ]
Google Inc.	[ ● ]
Research In Motion Limited	[ ● ]

Final Reference Level:	The official closing level of the Reference Shares on the Determination Date.

Knock-In Level:	65% of the Initial Reference Level. The Knock-In Level for each of the Reference Shares is as follows:

Amazon.com, Inc.	[ ● ]
Apple Inc.	[ ● ]
Google Inc.	[ ● ]
Research In Motion Limited	[ ● ]

Share Redemption Amount:	The Share Redemption Amount for each of the Reference Shares is as follows:

Amazon.com, Inc.	[ ● ]
Apple Inc.	[ ● ]
Google Inc.	[ ● ]
Research In Motion Limited	[ ● ]

The Share Redemption Amount payable on the Maturity Date, if applicable, will be the number of the worst performing Reference Shares per note that you hold in the amount set forth for those Reference Shares in the table above. This amount is equal to the $1,000.00 face amount per note divided by the Initial Reference Level of each of the Reference Shares. You will receive cash in lieu of fractional shares in an amount equal to the fractional share amount multiplied by the Final Reference Level of those Reference Shares.

Trade Date:	October 26, 2007

Original Issue Date:	October 31, 2007

Determination Date:	April 28, 2008

Maturity Date†:	May 1, 2008

Denomination:	Minimum denominations of $1,000.00 and integral multiples thereof.

Calculation agent:	Natixis Corporate & Investment Bank 4 Quai d’Austerlitz — 75648 Paris Cedex 13 Attn: Legal Department Telephone No.: +33 1 58 55 26 59 Fascimile No.: +33 1 58 55 26 53

†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at maturity” in the accompanying product supplement no. 1.
Adjustment Events
      For the notes described herein, an Adjustment Event will be any of the following: Potential Adjustment Event, Merger Event, Delisting, Nationalization or Insolvency, each as defined below.
Potential Adjustment Event
      Any of the following will be a Potential Adjustment Event:

•	a subdivision, consolidation or reclassification of the Reference Shares (unless a Merger Event, as defined below),

•	a distribution or dividend to existing holders of Reference Shares of (a) Reference Shares, (b) other share capital or securities granting the right to payment of dividends or the proceeds of liquidation of the issuer of those Reference Shares equally or proportionately with such payments to holders of those Reference Shares, (c) share capital or other securities of another issuer acquired by the issuer of those Reference Shares as a result of a “spin-off” or other similar transaction or (d) any other type of securities, rights or warrants or other assets, in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent in its sole discretion,

•	an extraordinary dividend,

•	a call by an issuer of Reference Shares in respect of Reference Shares that are not fully paid,

•	a repurchase by or on behalf of an issuer of Reference Shares or any of its subsidiaries of those Reference Shares, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise,

•	in respect of an issuer of Reference Shares, an event that results in any shareholder rights being distributed or becoming separated from the shares of common stock or other shares of the capital stock of the issuer of those Reference Shares pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the calculation agent in its sole discretion, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights,

•	the occurrence of a tender offer by any entity or person to purchase more than 10% but less than 50% of the outstanding voting shares of any class of shares of an issuer of Reference Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and term of the tender offer, and

•	any other event that may have, in the opinion of the calculation agent in its sole discretion, a dilutive or concentrative or other effect on the theoretical value of the Reference Shares.
      Following the declaration by an issuer of Reference Shares of the terms of any Potential Adjustment Event, the calculation agent will determine in its sole discretion whether that Potential Adjustment Event has a dilutive or concentrative or other effect on the theoretical value of those Reference Shares and, if so, will:

•	make the corresponding adjustment, if any, to any one or more of the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, as the calculation agent in its sole discretion determines appropriate to account for that dilutive or concentrative or other effect, and

•	determine the effective date of that adjustment.
      The calculation agent may, but need not, determine the appropriate adjustment by reference to the adjustment in respect of that Potential Adjustment Event made by an exchange or quotation system to options contracts or futures contracts on the Reference Shares traded on that exchange or quotation system.
      Upon making any such adjustment, the calculation agent will as soon as practicable notify us and the trustee and paying agent for the notes, stating the adjustment made to the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, and giving brief details of the Potential Adjustment Event.
Merger Event
      Merger Event means, in relation to the Reference Shares, any:

•	reclassification of or change to the Reference Shares that results in a transfer of or an irrevocable commitment to transfer all holdings of outstanding Reference Shares,

•	consolidation, amalgamation or merger of an issuer of Reference Shares with or into another entity other than a consolidation, amalgamation or merger in which the issuer of those Reference Shares is the continuing entity and which does not result in a reclassification of or change to the Reference Shares, or

•	other takeover offer for an issuer of Reference Shares that results in a transfer of or an irrevocable commitment to transfer all those Reference Shares (other than holdings of Reference Shares owned or controlled by the offeror), in each case if the Merger Date is on or before the applicable Determination Date.
      Tender Offer means, in relation to the References Shares, a tender offer by any entity or person to purchase more than 50% but less than 100 % of the outstanding voting shares of any class of shares of the issuer of those References Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and terms of the tender offer.
      In respect of each Merger Event or Tender Offer, the following terms have the meanings given below:

•	Merger Date means the date upon which all holders of the relevant Reference Shares (other than, in the case of a takeover offer, holdings of Reference Shares owned or controlled by the offeror) have agreed or have irrevocably become obliged to transfer their holdings of those Reference Shares,

•	Tender Offer Date means the date on which voting shares in the amount of the applicable percentage threshold are actually purchased or otherwise obtained (as determined by the calculation agent),

•	Share-for-Share means that the consideration for the relevant Reference Shares consists or, at the option of the holder of those Reference Shares, may consist, solely of common shares of the offeror or of a third party other than Reference Shares issued in connection with the merger or the Tender Offer (New Shares),

•	Share-for-Other means that the consideration for the relevant Reference Shares consists solely of cash or any securities other than New Shares or assets, whether those of the offeror or of a third party, and

•	Share-for-Combined means that the consideration for the relevant Reference Shares consists of cash or any securities, including New Shares, or assets, whether those of the offeror or of a third party.
      If a Share-for-Share Merger Event or a Share-for-Combined Merger Event occurs in relation to any Reference Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Merger Event would be entitled upon consummation of the Merger Event, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price (as defined below) of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
      If a Share-for-Share Tender Offer or a Share-for-Combined Tender Offer occurs in relation to any References Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Tender Offer would be entitled upon consummation of the Tender Offer, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
      Spot Price means:

•	in relation to any Reference Shares, the last official reported price for those Reference Shares on the Relevant Exchange, as determined by or on behalf of the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency, and

•	in relation to a Replacement Share or a New Share, the official closing price for those shares on their primary market of trading, as determined by the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency.
      If a Share-for-Other Merger Event, a Share-for-Share Merger Event or a Share-for-Combined Merger Event where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will adjust the affected Reference Shares by substituting those Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Merger Event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
      If a Share-for-Other Tender Offer, a Share-for-Share Tender Offer or a Share-for-Combined Tender where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, replace the affected Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Tender Offer, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Tender Offer, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
Delisting, Nationalization or Insolvency
      Delisting means, in relation to any Reference Shares, that those Reference Shares cease, for any reason, to be listed on the Relevant Exchange and, as of the date of delisting, are not listed on another recognized exchange or quotation system acceptable to the calculation agent in its sole discretion.
      Nationalization means that all the Reference Shares or all or substantially all the assets an issuer of those Reference Shares are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.
      Insolvency means, in relation to any Reference Shares, that, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the issuer of those Reference Shares, (a) all holdings of those Reference Shares are required to be transferred to a trustee, liquidator or other similar official or (b) holdings of those Reference Shares become subject to a legal prohibition on their transfer.
      If a Delisting, Nationalization or Insolvency occurs in relation to any Reference Shares, the calculation agent in its sole discretion will substitute those Reference Shares with Replacement Shares on the effective date of that event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of that event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

      Upon the occurrence of a Merger Event, Delisting, Nationalization or Insolvency, the calculation agent will as soon as practicable notify us, The Bank of New York and the agent of the occurrence of the Merger Event, Delisting, Nationalization or Insolvency, as the case may be, giving details thereof and the action proposed to be taken in relation thereto.

Additional terms specific to the notes
      You should read this terms supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1 dated April 12, 2007. This terms supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
      You may access these documents on the SEC Web site at http://www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):
http://www.sec.gov/Archives/edgar/data/700978/000115697307000604/u52418e424b2.htm
      Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.
Selected risk considerations
      An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Shares or any of the component stocks of the Reference Shares. These risks are explained in more detail in the “Risk factors” section of the accompanying product supplement no. 1 dated April 12, 2007.

Hypothetical examples of amounts payable at maturity
      The following tables set out the total return to the Maturity Date of a note, based on the assumptions outlined below and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Shares on the Determination Date or at any time during the life of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.
      The information in the tables reflects hypothetical rates of return on the notes assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1.
      The tables below assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Reference Shares.
      The market price of each of the Reference Shares has been volatile in the past, and their performance cannot be predicted for any future period. The actual performance of the Reference Shares over the life of the notes, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth below or to the historical price of the Reference Shares set forth elsewhere in this terms supplement. For information about the price of the Reference Shares during recent periods, see “The Reference Shares” below.
      If the official closing price quoted by the Relevant Exchange for any of the Reference Shares never falls below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, or if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, the Redemption Amount will be paid in cash.
      By contrast, if the official closing price quoted by the Relevant Exchange for any of the Reference Shares is less than the Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, and the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares, the Redemption Amount payment on the Maturity Date will be made in the Reference Shares with the worst performance (with fractional shares paid in cash).
      The following tables illustrate hypothetical rates of return on an investment in the notes assuming that the Reference Shares of Google Inc. have the worst performance of any of the Reference Shares over the term of the notes, as determined by the calculation agent based on the formula: (Final Reference Level - Initial Reference Level)/(Initial Reference Level). Consequently, the Final Reference Levels for no other Reference Shares need to be taken into account in determining the Redemption Amount.
      The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date, assuming a hypothetical Initial Reference Level of $568.16 and a hypothetical Knock-In Level of $369.304. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the Redemption Amount is paid in cash.

Assumed Closing Price	Value of	6 Monthly	6 Month Total Return
of Worst Performing Reference Shares	Payment at	Interest
on Determination Date (Google Inc.)	Maturity	Payments	$	%

Greater than: $568.16	$1,000.00	$125.00	$1,125.00	12.5000%
$568.16	$1,000.00	$125.00	$1,125.00	12.5000%
$501.87	$1,000.00	$125.00	$1,125.00	12.5000%
$435.59	$1,000.00	$125.00	$1,125.00	12.5000%
$369.31	$1,000.00	$125.00	$1,125.00	12.5000%

      The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date assuming a hypothetical Initial Reference Level of $586.16 and a hypothetical Knock-In Level of $369.304. In these examples, the Knock-In Level Trigger occurred at some point during the life of the notes.

Assumed Closing Price	Value of	6 Monthly	6 Month Total Return
of Worst Performing Reference Shares	Payment at	Interest
on Determination Date (Google Inc.)	Maturity	Payments	$	%

Greater than: $568.16	$1,000.00	$125.00	$1,125.00	12.500%
$586.16	$1,000.00	$125.00	$1,125.00	12.500%
$511.34	$900.00	$125.00	$1,025.00	2.500%
$454.53	$800.00	$125.00	$925.00	-7.500%
$397.71	$700.00	$125.00	$825.00	-17.500%
$272.72	$600.00	$125.00	$725.00	-27.500%
$227.26	$500.00	$125.00	$625.00	-37.500%
$109.09	$400.00	$125.00	$525.00	-47.500%
$81.82	$300.00	$125.00	$425.00	-57.500%
$21.82	$200.00	$125.00	$325.00	-67.500%
$10.91	$100.00	$125.00	$225.00	-77.500%
$0.00	$0.00	$125.00	$125.00	-87.500%

*        Payable in Reference Shares of Google, Inc.
The Reference Shares
General
      Unless otherwise stated, all information contained herein on the Reference Shares and on the Reference Issuers is derived from publicly available sources and is provided for informational purposes only.
      Each of the Reference Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.
      According to its publicly available documents, Amazon.com operates retail websites and offers programs that enable third parties to sell products on its websites. Amazon.com also provides services for third-party retailers, marketing and promotional services, and web services for developers. In addition, Amazon.com operates other websites that enable search and navigation and a comprehensive movie database. Information provided to or filed with the SEC by Amazon.com, Inc. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 000-22513.
      According to its publicly available documents, Apple Inc. designs, manufactures, and markets personal computers and related software, services, peripherals, and networking solutions. Apple Inc. also designs, develops, and markets a line of portable digital music players along with related accessories and services, including the online sale of third-party audio and video products. Information provided to or filed with the SEC by Apple Inc. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 000-10030.
      According to its publicly available documents, Google Inc. is a global technology leader focused on improving the ways people connect with information. Google Inc. maintains the largest, most comprehensive index of web sites and other content, and makes this information freely available to anyone with an internet connection. Google Inc.’s automated search technology helps people obtain nearly instant access to relevant information from its online index. Information provided to or filed with the SEC by Google Inc. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 000-50726.
      According to its publicly available documents, Research In Motion Limited is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market.

Through the development of integrated hardware, software and services that support multiple wireless network standards, Research In Motion Limited provides platforms and solutions for access to time-sensitive information including email, phone, SMS messaging, Internet and intranet-based applications. Research In Motion Limited technology also enables a broad array of third party developers and manufacturers to enhance their products and services with wireless connectivity to data. Information provided to or filed with the SEC by Research In Motion Limited pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 000-29898.
      In addition, information regarding Reference Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.
      This terms supplement relates only to the notes offered hereby and does not relate to the Reference Shares. We have derived all disclosures contained in this terms supplement regarding Reference Issuers from the publicly available documents described in the preceding paragraphs. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any of the Reference Issuers in connection with the offering of the notes. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding any of the Reference Issuers are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this terms supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of any of the Reference Shares (and therefore the Initial Reference Level and the Knock-In Level and Redemption Amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning any of the Reference Issuers could affect the value you will receive on the Maturity Date with respect to the notes and therefore the market value of the notes. Neither we nor any of our affiliates have any obligation to disclose any information about the Reference Issuers after the date of this terms supplement.
      Neither we nor any of our affiliates makes any representation to you as to the performance of the Reference Shares. As a prospective purchaser of notes, you should undertake such independent investigation of the Reference Issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the Reference Shares.
Historical Performance
      The Reference Shares are traded on the NYSE under the symbols set forth above. The following table sets forth the published intra-day high, low and closing prices of each of the Reference Shares since December 31, 2003. We obtained the information in the tables below from Bloomberg without independent verification.
      Any historical upward or downward trend in the price of any of the Reference Shares during any period shown below is not an indication that the price of those Reference Shares is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical performance levels as an indication of future performance of any of the Reference Shares. We cannot assure you that the future performance of any of the Reference Shares will result in your receiving the face amount of your notes on the Maturity Date. The actual performance of any of the Reference Shares over the life of the notes may bear little relation to the historical levels shown below.
Amazon.com, Inc.

			Period
Period	High	Low	End

2004
First Quarter	$57.180	$39.630	$43.280
Second Quarter	54.400	40.980	54.400
Third Quarter	52.590	35.320	40.860
Fourth Quarter	44.970	33.830	44.290
2005
First Quarter	$44.580	$32.880	$34.270
Second Quarter	36.640	31.720	33.090
Third Quarter	46.510	32.910	45.300
Fourth Quarter	49.500	38.950	47.150
2006
First Quarter	$47.870	$35.250	$36.530
Second Quarter	38.680	31.610	38.680
Third Quarter	38.610	26.070	32.120
Fourth Quarter	42.960	30.870	39.460
2007
First Quarter	$41.510	$36.430	$39.790
Second Quarter	73.650	40.420	68.410
Third Quarter (through September 26, 2007)	93.480	68.730	93.430
Apple Inc.

			Period
Period	High	Low	End

2004
First Quarter	$13.960	$10.640	$13.520
Second Quarter	16.850	12.890	16.270
Third Quarter	19.375	14.570	19.375
Fourth Quarter	34.220	19.145	32.200
2005
First Quarter	$45.065	$31.645	$41.670
Second Quarter	43.740	34.130	36.810
Third Quarter	53.840	36.500	53.610
Fourth Quarter	74.980	49.250	71.890
2006
First Quarter	$85.590	$58.710	$62.720
Second Quarter	71.890	56.020	57.270
Third Quarter	77.610	50.670	76.980
Fourth Quarter	91.810	73.230	84.840
2007
First Quarter	$97.100	$83.270	$92.910
Second Quarter	125.090	90.240	122.040
Third Quarter (through September 26, 2007)	153.180	117.050	152.770

Google Inc.

Period	High	Low	Period End

2004
Third Quarter	$131.080	$85.000	$129.600
Fourth Quarter	197.600	132.580	192.790
2005
First Quarter	$210.860	$174.990	$180.510
Second Quarter	304.100	180.040	294.150
Third Quarter	316.460	274.010	316.460
Fourth Quarter	432.040	296.140	414.860
2006
First Quarter	$471.630	$337.060	$390.000
Second Quarter	440.500	370.020	419.330
Third Quarter	424.560	367.230	401.900
Fourth Quarter	509.650	401.440	460.480
2007
First Quarter	$505.000	$438.680	$458.160
Second Quarter	530.260	458.000	522.700
Third Quarter (through September 26, 2007)	569.000	491.520	568.160
Research In Motion Limited

Period	High	Low	Period End

2004
First Quarter	$16.807	$11.540	$15.555
Second Quarter	22.817	14.517	22.817
Third Quarter	25.660	17.763	25.447
Fourth Quarter	31.320	24.600	27.473
2005
First Quarter	$27.710	$20.210	$25.473
Second Quarter	27.940	21.200	24.597
Third Quarter	27.197	22.667	22.767
Fourth Quarter	22.767	19.133	22.003
2006
First Quarter	$29.570	$21.417	$28.293
Second Quarter	28.760	20.680	23.257
Third Quarter	34.217	20.793	34.217
Fourth Quarter	47.187	33.337	42.593
2007
First Quarter	$48.923	$40.400	$45.497
Second Quarter	66.663	43.757	66.663
Third Quarter (through September 26, 2007)	99.000	65.917	99.000
Supplemental information regarding taxation in the United States
      The amount of the stated interest rate on the note that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) equals 5.14%, and the remaining 19.86% constitutes Put Premium (as defined in the accompanying product supplement no. 1).
      Please refer to “Taxation in the United States” beginning on PS-16 of the accompanying product supplement no. 1.
Supplemental plan of distribution
      The notes are being purchased by Natixis Securities North America Inc. (the agent) as principal, pursuant to a terms agreement dated as of [       ●       ] between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the notes.
      See “Supplemental plan of distribution” beginning on page PS-19 of the accompanying product supplement no. 1.